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                                                                 EXHIBIT (a)(20)

                                      Contact:  FOR FUJITSU:
                                                Korendo Shiotsuki
                                                General Manager, New York Office
                                                (212) 265-5360

                                                          or

                                                SITRICK AND COMPANY
                                                Donna K.H. Walters
                                                Michael Sitrick
                                                (310) 788-2850


                FUJITSU COMPLETES AMDAHL TENDER OFFER AND MERGER

        TOKYO, JAPAN AND SUNNYVALE, CALIF., USA -- SEPTEMBER 19, 1997 - FUJITSU LIMITED (TSE: 6702) today announced the successful completion of its cash tender offer to acquire all of the outstanding shares of Amdahl Corporation (AMEX:AMH) not already owned by Fujitsu, and the related merger transaction.

        Fujitsu's subsidiary, Fujitsu International, Inc., purchased 67,260,426 validly tendered Amdahl shares and has merged with and into Amdahl, making Amdahl a wholly owned subsidiary of Fujitsu.

        Fujitsu said that after purchasing the tendered shares on Thursday, September 18, for $12.40 per share, Fujitsu and its affiliates owned 97 percent of the outstanding shares of Amdahl.

        The merger was completed on Thursday, September 18, according to the short-form merger provisions of the Delaware General Corporation Law. In the merger, each share of Amdahl's common stock not held by Fujitsu or Fujitsu International (other than shares as to which appraisal rights are perfected) was converted into the right to receive $12.40 in cash. Stockholders who did not tender their shares in the offer will receive a letter of transmittal with instructions for receiving the $12.40 per-share cash payment.

        "We are truly pleased to have Amdahl now a full-fledged member of the Fujitsu group of companies," said Tadashi Sekizawa, president and representative director of Fujitsu. "We now look forward to the exciting and challenging work of developing the many opportunities between us for technology and product growth," he added.

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